News Release

FOR IMMEDIATE RELEASE

Thursday, April 19, 2007

Gannett Co., Inc. Reports First Quarter Results

McLEAN, VA - Gannett Co., Inc. (NYSE: GCI) reported today that 2007 first quarter earnings per diluted share from continuing operations were $0.90 compared with $0.99 per share in the first quarter of 2006.

"Results for the quarter were in line with expectations. On the positive side, our operations in the UK contributed to our results as did online revenue company wide. Our broadcasting segment posted positive revenue growth. The acquisition of the additional television stations in Denver and Atlanta, and strong results for Captivate and online, offset the absence of over $22 million of Olympic-related ad spending.

"However, advertising demand was tempered by severe weather, the absence of the final week in the calendar year, which was included in the first quarter of 2006, and the softening domestic real estate market. Our non-operating results also were impacted by the gain on the sale of the Cincinnati Reds a year ago and higher interest expense," said Craig A. Dubow, chairman, president and chief executive officer.

"Executing on our strategic plan and delivering profitable top-line revenue growth continues to be our focus. We are seeing early successes and are gaining traction in our local communities particularly through our Information Center efforts," he added.

Reported results for the current quarter include KTVD-TV in Denver and WATL-TV in Atlanta which the company acquired during the third quarter of 2006.

Total operating revenues for the company were $1.87 billion in the first quarter compared to $1.88 billion in the first quarter of 2006 reflecting the absence of revenue associated with the Olympics in 2006's first quarter, softer advertising demand at our domestic newspaper properties and tough year-over-year comparisons. Total operating revenues would have been 1.2 percent lower on a pro forma basis assuming Gannett owned the same complement of properties in the first quarters of 2007 and 2006. Operating cash flow (defined as operating income plus depreciation and amortization) was $471.6 million compared to $488.2 million in the same quarter a year ago. Net income was $210.6 million in the first quarter of 2007 compared with $235.3 million in the year-ago quarter.

Reported operating expenses totaled $1.47 billion for the quarter, an increase of less than one percent reflecting continuing strong cost controls, a slight increase in newsprint expense, the impact of the television station acquisitions and a higher exchange rate for the British pound. On a pro forma basis, total operating expenses were 0.2 percent higher. Corporate expenses increased 12.6 percent to $23.1 million compared to $20.5 million in the first quarter of 2006 due entirely to the timing of stock-based compensation awards.

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Average diluted shares outstanding in the first quarter totaled 235,005,000 compared with 238,375,000 in 2006's first quarter. During the quarter, approximately 177,600 shares were repurchased.

NEWSPAPERS

Newspaper segment operating revenues totaled $1.69 billion for the first quarter, a 0.7 percent decline compared to the first quarter of 2006. Reported advertising revenues were down 1.9 percent to $1.24 billion for the quarter while circulation revenue was unchanged at $324.0 million. Advertising revenues would have been 1.8 percent lower if Gannett had owned the same group of newspapers in both the first quarters of 2007 and 2006. On a comparable basis, local advertising revenues increased 0.6 percent, national advertising revenues were 4.8 percent lower and classified revenues were down 3.0 percent. In the UK, pro forma advertising revenues were 1.4 percent higher on a constant currency basis while in the U.S. pro forma advertising revenues were down 4.8 percent. Operating cash flow for the total newspaper segment, which includes USA TODAY and our UK properties, was $417.8 million in the first quarter.

Total newspaper operating expenses were flat for the quarter reflecting effective cost control and a 0.2 percent increase in newsprint expense. The slight increase in newsprint expense reflected higher newsprint prices that were offset by substantially lower usage.

At USA TODAY, advertising revenues were 7.9 percent lower in the quarter compared with the first quarter of 2006 due, in part, to the absence of Olympic-related ad demand. Paid advertising pages totaled 904 compared with 1,012 in the year-ago quarter.

BROADCASTING

Broadcasting segment results for the quarter include WATL-TV (acquired in August 2006) and KTVD-TV (acquired in June 2006).

Broadcasting revenues (which include Captivate) increased slightly to $183.1 million in the first quarter. This reflected revenue from the acquired television stations, a 16.7 percent increase in Captivate revenues and strong revenue gains for our television stations' online operations, offset by the absence of significant ad demand related to the Olympics. Broadcasting revenues would have been 6.3 percent lower if Gannett had owned the same group of stations in both the first quarters of 2007 and 2006. Reported broadcasting expenses increased 7.3 percent in the quarter. However, on a pro forma basis, broadcasting costs would have been less than 1 percent higher. Operating cash flow was $72.9 million in the first quarter.

Reported television revenues were $176.8 million in the first quarter compared to $177.2 million in the same quarter a year ago.

NON-OPERATING ITEMS

Interest expense was $72.9 million in the first quarter compared to $64.7 million for the same quarter a year ago due to higher interest rates. The increase in other non-operating expense primarily reflects the absence of the gain on the sale of our small ownership interest in the Cincinnati Reds in the first quarter of 2006.

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Subsequent to the end of the quarter, the company announced the sale of the Norwich (CT) Bulletin; the Rockford (IL) Register Star; the Observer-Dispatch in Utica, NY; and The Herald-Dispatch in Huntington, WV for $410 million. The transaction is expected to close in the second quarter of 2007. After closing, all previously reported results for these properties, as well as a gain from the sale, will be included in discontinued operations.

* * * *

At the end of the quarter, Gannett had more than 100 domestic publishing Web sites, including USATODAY.com, one of the most popular newspaper sites on the Web. The company also had Web sites in all of its 19 television markets. In March, Gannett's consolidated domestic Internet audience share was approximately 23.1 million unique visitors reaching 14.6 percent of the Internet audience according to Nielsen//NetRatings. Newsquest is also an Internet leader in the UK where its network of Web sites attracted more than 70 million monthly page impressions from approximately 4.8 million unique users.

All references in this release to "comparable" revenue results and "operating cash flow" are to non-GAAP financial measures. Management believes that this use allows management and investors to analyze and compare the Company's results in a more meaningful and consistent manner. A reconciliation of the non-GAAP operating cash flow amounts to the Company's consolidated statements of income is attached.

As previously announced, the company will hold an earnings conference call at 1:00 p.m. ET today. The call can be accessed via a live Webcast through the Investor Relations section of the company's Web site, www.gannett.com, or listen-only conference lines. U.S. callers should dial 1-800-289-0529 and international callers should dial 913-981-5523 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 4153473. To access the replay, dial 1-888-203-1112 in the U.S. International callers should use the number 719-457-0820. The confirmation code for the replay is 4153473. Materials related to the call will be available through the Investor Relations section of the company's Web site Thursday morning.

Gannett Co., Inc. is a leading international news and information company that publishes 90 daily newspapers in the USA, including USA TODAY, the nation's largest-selling daily newspaper. The company also owns nearly 1,000 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom's second largest regional newspaper company. Newsquest publishes nearly 300 titles, including 18 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 23 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

Certain statements in this press release may be forward looking in nature or "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company's SEC reports, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

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Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

For investor inquiries, contact:
Jeffrey Heinz
Director, Investor Relations
703-854-6917
jheinz@gannett.com

For media inquiries, contact:
Tara Connell
Vice President of Corporate Communications
703-854-6049
tjconnel@gannett.com

# # #

CONSOLIDATED STATEMENTS OF INCOME
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

                                        Thirteen        Thirteen
                                       weeks ended     weeks ended    % Inc
                                      Apr. 1, 2007    Mar. 26, 2006   (Dec)
Net Operating Revenues:
Newspaper advertising                 $  1,242,878     $ 1,266,891     (1.9)
Newspaper circulation                      323,986         324,050        -
Broadcasting                               183,059         182,575      0.3
Other                                      121,272         109,025     11.2
                                       -----------      ----------   ------
Total                                    1,871,195       1,882,541     (0.6)
                                       -----------      ----------   ------
Operating Expenses:
Cost of sales and operating
  expenses, exclusive of
  depreciation                           1,074,270       1,075,078     (0.1)
Selling, general and
  administrative expenses,
  exclusive of depreciation                325,296         319,234      1.9
Depreciation                                63,571          61,159      3.9
Amortization of intangible assets            8,855           7,764     14.1
                                       -----------      ----------   ------
Total                                    1,471,992       1,463,235      0.6
                                       -----------      ----------   ------
Operating income                           399,203         419,306     (4.8)
                                       -----------      ----------   ------
Non-operating income (expense):
Interest expense                           (72,945)        (64,721)    12.7
Other                                      (11,947)           (176)     ***
                                       -----------      ----------   ------
Total                                      (84,892)        (64,897)    30.8
                                       -----------      ----------   ------
Income before income taxes                 314,311         354,409    (11.3)
Provision for income taxes                 103,700         119,100    (12.9)
                                       -----------      ----------   ------
Net income                            $    210,611     $   235,309    (10.5)
                                       ===========      ==========   ======

Net Income per share-basic                   $0.90           $0.99     (9.1)
                                       ===========      ==========   ======

Net Income per share-diluted                 $0.90           $0.99     (9.1)
                                       ===========      ==========   ======

Dividends per share                          $0.31           $0.29      6.9
                                       ===========      ==========   ======

BUSINESS SEGMENT INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars
                                         Thirteen        Thirteen
                                        weeks ended     weeks ended   % Inc
                                       Apr. 1, 2007    Mar. 26, 2006  (Dec)
Net Operating Revenues:
Newspaper publishing                  $  1,688,136     $ 1,699,966     (0.7)
Broadcasting                               183,059         182,575      0.3
                                       -----------      ----------   ------
Total                                 $  1,871,195     $ 1,882,541     (0.6)
                                       ===========      ==========   ======
Operating Income
(net of depreciation
and amortization):
Newspaper publishing                  $    358,094     $   367,970     (2.7)
Broadcasting                                64,162          71,804    (10.6)
Corporate                                  (23,053)        (20,468)   (12.6)
                                       -----------      ----------   ------
Total                                 $    399,203     $   419,306     (4.8)
                                       ===========      ==========   ======
Depreciation and Amortization:
Newspaper publishing                  $     59,697     $    56,717      5.3
Broadcasting                                 8,723           8,026      8.7
Corporate                                    4,006           4,180     (4.2)
                                       -----------      ----------   ------
Total                                 $     72,426     $    68,923      5.1
                                       ===========      ==========   ======
Operating Cash Flow:
Newspaper publishing                  $    417,791     $   424,687     (1.6)
Broadcasting                                72,885          79,830     (8.7)
Corporate                                  (19,047)        (16,288)   (16.9)
                                       -----------      ----------   ------
Total                                 $    471,629     $   488,229     (3.4)
                                       ===========      ==========   ======

Broadcasting includes results from the company's 23 television stations and
Captivate Network, Inc.  Reported results for the quarter include KTVD-TV in
Denver and WATL-TV in Atlanta which the company acquired during the third quarter of 2006, creating Gannett's second and third duopolies.  Captivate is a national news and entertainment network which delivers programming and full motion video advertising through wireless digital video screens in elevators of premier office towers.
Operating Cash Flow represents operating income for each of the company's business segments plus related depreciation and amortization expense.  See attachment for reconciliation of amounts to the Consolidated Statements of
Income.

NON-GAAP FINANCIAL INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars
"Operating cash flow", a non-GAAP measure, is defined as operating income plus depreciation and amortization of intangible assets.  Management believes that use of this measure allows investors and management to measure, analyze and compare the performance of its business segment operations at a more detailed level and in a meaningful and consistent manner.
A reconciliation of these non-GAAP amounts to the company's operating income, which the company believes is the most directly comparable financial measure calculated and presented in accordance with GAAP on the company's consolidated statements of income, follows:

Thirteen weeks ended April 1, 2007
                        Newspaper   Broadcasting   Corporate   Consolidated
                        Publishing                                 Total
Operating cash flow      $417,791      $72,885     $(19,047)     $471,629
Less:
Depreciation              (51,215)      (8,350)      (4,006)      (63,571)
Amortization               (8,482)        (373)           -        (8,855)
                         --------     --------     --------      --------
Operating income         $358,094      $64,162     $(23,053)     $399,203
                         ========     ========     ========      ========

Thirteen weeks ended March 26, 2006
                        Newspaper   Broadcasting   Corporate   Consolidated
                        Publishing                                 Total
Operating cash flow      $424,687      $79,830     $(16,288)     $488,229
Less:
Depreciation              (49,142)      (7,837)      (4,180)      (61,159)
Amortization               (7,575)        (189)           -        (7,764)
                         --------     --------     --------      --------
Operating income         $367,970      $71,804     $(20,468)     $419,306
                         ========     ========     ========      ========